EXHIBIT 99.1
                                                       ============


                        JOHN B. SANFILIPPO & SON, INC.
                                NEWS RELEASE


COMPANY CONTACT:  Michael J. Valentine
                  Executive Vice President Finance
                  and Chief Financial Officer
                  847-871-6509


FOR IMMEDIATE RELEASE
FRIDAY, MAY 5, 2006


             Net Loss for the Third Quarter was $.56 Per Share
             -------------------------------------------------

Elk Grove Village, IL, May 5, 2006 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2006 third quarter. Net loss for the current quarter was approximately $5.9 million, or $.56 per share diluted, compared to net income of approximately $2.1 million, or $.19 per share diluted for the third quarter of fiscal 2005. Current year to date net loss was approximately $7.1 million, or $.67 per share diluted compared to net income of approximately $11.0 million or $1.03 per share diluted for the first three quarters of fiscal 2005.

Net sales declined by approximately $1.0 million or 0.8% to approximately $119.0 million in the current quarter from net sales of approximately $120.0 million for the third quarter of fiscal 2005. Net sales in the current quarter declined in the contract packaging, food service and export distribution channels, while net sales were relatively unchanged in the consumer and industrial channels when compared to net sales for those channels in the third quarter of fiscal 2005. Compared to the last year's third quarter, total pounds shipped to customers in the current
quarter declined by approximately 8.6%.   Pounds shipped to customers
declined by approximately 14% in consumer, 12% in export, 6% in food service and 1% in contract packaging. Pounds shipped to industrial customers were relatively unchanged. Pounds of macadamias, walnuts and cashews shipped to customers increased 37%, 15% and 3%, respectively, while pounds of pecans, peanuts and almonds shipped to customers declined by 22%, 14% and 11%, respectively. Pounds of mixed nuts shipped to customers were relatively unchanged. The total weighted average selling price for all products in the current quarter was approximately 8.1% higher than in the third quarter of fiscal 2005.

For the first three quarters of fiscal 2006, net sales increased to $448.7 million from $437.6 million for the first three quarters of fiscal 2005. The increase in net sales for the year to date period was generated by higher average selling prices as pounds shipped to customers declined by approximately 10.4%.

                                 -more-

The gross profit margin, as a percentage of net sales, fell from 13.3% for the third quarter of fiscal 2005 to 3.8% for the current quarter as
gross profit declined by $11.4 million.   The major components of the
decline in gross profit were:

Impact of 11% production volume decline on fixed
 manufacturing costs                                  $4.1 million
Loss related to industrial sales contracts entered
 into during the quarter                              $4.0 million
Inventory reserve for industrial grade almonds        $1.5 million
Charge for increase in walnut grower payables for
 inventory sold                                       $0.8 million
Disposal of walnut and almond by-products and
 packaging materials                                  $0.7 million


The current year to date gross profit margin, as a percentage of net sales, fell from 13.2% in fiscal 2005 to 7.6%. In addition to the those items listed above that negatively impacted gross margin in the third quarter, higher tree nut costs and the declines in unit volume sold and produced in the first and second quarters contributed to the decline in gross profit margin.

Selling and administrative expenses for the current quarter increased to 10.0% of net sales versus 9.6% for the third quarter of fiscal 2005. Increases in expenses for the retirement plan, legal, advertising, broker commissions and shipping primarily generated the increase in operating expenses over those expenses in the third quarter of fiscal 2005. The increases in operating expenses were partially offset by a gain of $940,000 from the termination of the Des Plaines Facility lease with
related parties, which was terminated with no cost to the Company.   For
primarily the same reasons, the current fiscal year to date selling and administrative expenses, as a percentage of net sales, increased from 8.8% for the first three quarters of fiscal 2005 to 8.9%.

For the third quarter of fiscal 2006, the operating loss was 7.0% of net sales versus operating income of 3.6% of net sales for the third quarter of fiscal 2005. The current year to date operating loss was 1.6% of net sales compared to operating income of 4.5% of net sales for the same period in fiscal 2005.

Interest expense for the third quarter of fiscal 2006 was approximately $1.8 million compared to $1.3 million for the third quarter of fiscal 2005. Interest expense for the current year to date period was approximately $4.5 million versus $2.0 for the first three quarters of fiscal 2005. Additionally, $0.5 million of interest on debt associated with the facility consolidation project was capitalized in the current quarter. Increased short-term debt levels and increased interest rates on both short-term and long-term credit facilities led to the increase in interest expense in the quarterly and year to date comparisons.

Inventories on hand at the end of the current year's third quarter decreased considerably from $244.6 million in last year's third quarter to $206.2 million. Pounds of raw nut input stocks also declined by 9.7% or 11.1 million pounds. The decline in the quantity of raw nut input stocks was led by declines in the inventories of peanuts, almonds and cashews, which were partially offset by increases in the pounds of inshell walnuts on hand. The average cost per pound of raw nut input stocks decreased by approximately 7% as a result of a change in product mix and lower acquisition costs for pecans, macadamias and peanuts. The value of finished goods inventory declined by approximately 22%.

                                 -more-

As a result of higher short-term debt levels and the net loss reported for the first three quarters of fiscal 2006, the Company was not in compliance with four financial covenants in its Bank Credit Facility and Note Agreement as of the end of the third quarter. For the third quarter, the Company received a waiver of the non-compliance with the covenants in the Bank Credit Facility, and it is currently negotiating with the note holders to obtain a waiver of the non-compliance with the covenants in the Note Agreement. The Company also entered into an amendment under the Bank Credit Facility, which extends the previously announced temporary increase of $20 million in the amount available under that credit facility to July 31, 2006. The Company is currently negotiating with the lenders under the Bank Credit Facility to renew this facility on a secured basis, which is expected to result in the elimination of the financial covenants that the Company is not in compliance with. The Company believes that it will continue to remain in non-compliance with these covenants under the Note Agreement over the next three quarters and will seek waivers from the note holders if this
is the case.   Since the Company was not in compliance with financial
covenants under the Note Agreement as of the end of the third quarter and does not have waivers for future covenant non-compliance, the Company is required to reclassify approximately $57.8 million of long-term debt as current maturities on its balance sheet as of March 30, 2006.

"The third quarter was a disappointing quarter especially in respect to declines in unit volume sold in pecans and peanuts and nominal growth in unit volume sold in mixed nuts and cashews. These products are typically our largest contributors to gross profit. As was the case in recent quarters, the high cost of most tree nuts has had a negative impact on consumption and usage of nuts," Mr. Sanfilippo stated. "The decline in unit volume produced was mainly related to the decline in unit volume sold, but it was also caused by a concerted effort to reduce finished goods inventory," Mr. Sanfilippo added. "We also made significant progress in reducing raw nut input stocks, and we were particularly focused on processing walnuts during the quarter to make walnut products more marketable and to reduce our sizeable walnut inventory. Because we processed a significantly higher amount of walnuts and almonds in the current quarter, we generated more by-products from these items than we have in past quarters, and these by-products had to be disposed of at prices that were substantially below our cost," Mr. Sanfilippo noted.
"As was the case in the second quarter, almonds continue to be a difficult challenge for us due to the fact that we have an unsold position at a high cost in a depressed industrial market. Though we did not plan to sell a large amount of almonds after the second quarter into the industrial channel, in the current quarter, we ultimately entered into numerous industrial sales contracts and shipped a significant amount of almonds against those contracts at prices that were below our cost. The unplanned contracting and sales activity occurred as a result of the unfavorable weather conditions that existed during the critical almond
bloom period in March.   These conditions generated a considerable amount
of buying interest on the part of our key industrial customers, and in the interest of preserving our relationships with these customers, we elected to enter into those sales contracts," Mr. Sanfilippo explained. "We will endeavor to maximize the amount of almonds to be sold into the non-industrial channels where we believe we can avoid or at least minimize losses, however we did identify certain grades of almonds in our inventory for sale into the industrial channel in the future. Those particular almonds were written down to the industrial market selling
prices in the current quarter," noted Mr. Sanfilippo.    As we have done
in the case of pecans, peanuts, macadamias and cashews, we will continue to focus on inventory reduction over the next two quarters in order to capitalize on anticipated market price declines in virtually all nuts." Mr. Sanfilippo concluded.

                                 -more-

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value and quantity of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts and routine bulk inventory estimation adjustments, respectively; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues; (vi) risks and uncertainties regarding the Company's facility consolidation project; (vii) the ability to negotiate amendments to existing credit agreements or obtain adequate financing; and (viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.








                                 -more-




                    JOHN B. SANFILIPPO & SON, INC.
                    ------------------------------

                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------
           (Dollars in thousands, except earnings per share)



                                      For the Quarter Ended     For the Thirty-nine Weeks Ended
                                     -----------------------    -------------------------------
                                          (Unaudited)                   (Unaudited)

                                      March 30,    March 24,         March 30,      March 24,
                                         2006         2005              2006           2005
                                     ----------   ----------        ----------     ---------
Net sales                              $119,004     $119,979          $448,739      $437,648
Cost of sales                           114,506      104,043           414,822       379,796
                                     ----------   ----------        ----------     ---------
Gross profit                              4,498       15,936            33,917        57,852
                                     ----------   ----------        ----------     ---------

Selling expenses                          9,005        8,554            30,026        29,310
Administrative expenses                   2,918        3,011            10,136         9,024
                                     ----------   ----------        ----------     ---------
                                         11,923       11,565            40,162        38,334
                                     ----------   ----------        ----------     ---------
(Loss) income from operations            (7,425)       4,371            (6,245)       19,518
                                     ----------   ----------        ----------     ---------

Other income (expense):
  Interest expense                       (1,849)      (1,261)           (4,513)       (1,988)
  Rental and miscellaneous
   (expense) income, net                   (190)         252              (458)          548
                                     ----------   ----------        ----------     ---------
                                         (2,039)      (1,009)           (4,971)       (1,440)
                                     ----------   ----------        ----------     ---------

(Loss) income before income taxes        (9,464)       3,362           (11,216)       18,078
Income tax (benefit) expense             (3,551)       1,311            (4,111)        7,050
                                     ----------   ----------        ----------     ---------
Net (loss) income                       ($5,913)      $2,051           ($7,105)      $11,028
                                     ==========   ==========        ==========     =========

Basic (loss) earnings per share          ($0.56)       $0.19            ($0.67)        $1.04
                                     ==========   ==========        ==========     =========

Diluted (loss) earnings per share        ($0.56)       $0.19            ($0.67)        $1.03
                                     ==========   ==========        ==========     =========

Weighted average shares outstanding
  -- basic                           10,585,749   10,571,412        10,582,815    10,564,369
                                     ==========   ==========        ==========    ==========
  -- diluted                         10,585,749   10,733,341        10,582,815    10,720,684
                                     ==========   ==========        ==========    ==========




                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         (Unaudited)
                                           March 30,      June 30,
                                              2006           2005
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                  $2,309         $1,885
  Accounts receivable, net                   36,955         39,002
  Inventories                               206,173        217,624
  Deferred income taxes                       2,305          1,742
  Income taxes receivable                     5,142             --
  Prepaid expenses and other
   current assets                               859          1,663
                                          ---------       --------
                                            253,743        261,916

PROPERTIES, NET                             141,727        117,769
OTHER ASSETS                                 25,450         14,787
                                          ---------      ---------
                                           $420,920       $394,472
                                          =========      =========


                                         <Unaudited)
                                           March 30,      June 30,
                                              2006           2005
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility borrowings      $78,620        $66,561
  Current maturities of long-term debt       76,091         10,611
  Accounts payable                           32,993         29,908
  Book overdraft                             10,584          3,047
  Accrued expenses                           14,192         13,230
  Income taxes payable                           --            795
                                          ---------      ---------
                                            212,480        124,152
                                          ---------      ---------
LONG-TERM LIABILITIES:
  Long-term debt                                104         67,002
  Retirement plan                            11,745             --
  Deferred income taxes                       7,011          7,143
                                          ---------      ---------
                                             18,860         74,145
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             99,674         99,164
  Retained earnings                          91,003         98,108
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            189,580        196,175
                                          ---------      ---------
                                           $420,920       $394,472
                                          =========      =========